Press Release                        Source: Chembio Diagnostic, Inc

Chembio Submits Two HIV Rapid Tests to the FDA for Pre-Market Approval

Tuesday February 22, 9:01 am ET
Products Also Qualified for USAID and UN Global Fund Procurements

MEDFORD, NY--(BUSINESS WIRE)--Feb. 22, 2005--Chembio Diagnostics, Inc. (OTCBB:CEMI - News) today announced that it submitted an application to the U.S. Food and Drug Administration (FDA) for Pre-Market Approval of its Sure Check(TM) HIV and HIV Stat-Pak rapid HIV tests. Both Sure Check HIV and HIV Stat-Pak are rapid test devices that can detect antibodies to the HIV virus within 15 minutes using finger stick whole blood samples. The FDA submittal, which also includes claims for venous whole blood, serum and plasma samples, was made on February 17th.

Chembio also announced that it has been notified by the World Health Organization (WHO) and the United States Agency for International Development (USAID) that its HIV rapid tests have qualified for procurements pursuant to the WHO Bulk Procurement Scheme and the USAID "Waiver" List pending FDA approval. These qualifications enable Chembio to participate in procurements under the United States $15 Billion President's Emergency Plan for AIDS Relief (PEPFAR), the UNAIDS Global Fund for HIV, TB & Malaria and other agency procurements affiliated with these major programs worldwide. These qualifications are as a result of evaluations that the United States Centers for Disease Control and Prevention and the World Health Organization performed with Chembio's HIV rapid tests during 2004.
Chembio's President, Lawrence A. Siebert said, "There is a clear and immediate health need for a high quality, cost-effective rapid HIV test both in the United States as well as globally and we are proud to have a role in serving this need. The threat of a more virulent drug resistant strain entering at-risk populations must be countered by expanded and aggressive surveillance of primary incidences of infection. Critical decisions about treatment depend on the availability of accurate and immediate HIV test results at a reasonable price and we believe our tests most effectively fulfill that need."

Chembio manufactures in Medford, New York three rapid HIV tests, Sure Check(TM) HIV, HIV Stat- Pak and HIV Stat-Pak Dipstick. These products are sold to resource-poor settings at end-user prices of between $1.00 and $2.00 per test. The first two, Sure Check(TM) and Stat-Pak, have completed clinical trials in the United States, and have now been submitted to the FDA; Stat-Pak and Stat-Pak Dipstick have also been evaluated by the World Health Organization (WHO). WHO is expected to evaluate Sure Check later this year. All three products have been involved in many other evaluations around the world over the last three years.

According to a recent study in the New England Journal of Medicine, health experts recommend that virtually all Americans be screened routinely for the HIV/ AIDS virus, much as they are for cancer and other conditions. In addition, the report cited recent federally funded studies which determined that the cost of routinely testing and treating nearly all adults would be outweighed by a reduction in new infections and the opportunity to start patients on antiretroviral medications early in the disease progression.
Mr. Siebert added, "This submittal to the FDA, our qualification for the WHO Bulk Procurement Scheme and our being included on the USAID Waiver List for the PEPFAR program represents the culmination of an extraordinary amount of effort on the part of our entire team. We are proud to have reached this milestone and look forward to working with the FDA, the WHO, USAID, and their collaborating partners in the months ahead."

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and BSE (a.k.a. Mad Cow Disease). References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc., the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and the demand for the Company's products. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC").

Contact:
CEOcast, Inc. for Chembio Diagnostics:
Ed Lewis, 212-732-4300 x225